                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              LIZ CLAIBORNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              LIZ CLAIBORNE LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 15, 1997 at 10:00 A.M., prevailing local time, for the following purposes:

          1. To elect two directors to serve until the 2000 annual meeting of stockholders and until their respective successors are duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1997 fiscal year; and

          3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Directions to the meeting site are provided with the accompanying form of proxy. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

                                         By Order of the Board of Directors,

                                          /s/ ROBERTA SCHUHALTER KARP
                                          ROBERTA SCHUHALTER KARP
                                             Vice President -
                                            Corporate Affairs,
                                             General Counsel
                                              and Secretary

New York, New York
March 28, 1997

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
     PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                              LIZ CLAIBORNE LOGO
                           ------------------------

                                PROXY STATEMENT

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 28, 1997 in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on Thursday, May 15, 1997, and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Proposal 1--Election of Directors--Nominees for Election", FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1997 fiscal year, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 21, 1997, there were 70,844,639 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

     Abstentions may be specified on all proposals being submitted other than election of directors. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposals.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals set out in this Proxy Statement. The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

     If a stockholder participates in the Company's Dividend Reinvestment Plan (the "DRIP"), the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the DRIP, as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company of New York, as Agent for the DRIP, will cause shares held for the account of stockholders participating in the DRIP to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the DRIP but do not own any other shares of Common Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, two Directors will be elected to serve a three-year term (until the third succeeding annual meeting, in 2000) and until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.

     Ann M. Fudge and Paul E. Tierney, Jr., each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, to serve until the third succeeding annual meeting, in 2000, and until their respective successors are duly elected and qualified.

     Jerome A. Chazen, 70, who has served as a Director of the Company and in various senior executive positions with the Company, including Chairman of the Board, since 1977, will be retiring from the Board at the expiration of his current term at the Annual Meeting.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the six Directors whose terms of office will continue after the Annual Meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 2000:

     ANN M. FUDGE -- Ms. Fudge, 45, was elected a Director of the Company in 1993. She has served in various executive positions with General Foods USA, and its successor business, Kraft Foods, Inc., a multinational food company and a subsidiary of Philip Morris Companies, Inc., since 1986. She was elected an Executive Vice President of General Foods USA in 1991, and became Executive Vice President of Kraft Foods, Inc. in 1995. Since 1994, she has been President of the Maxwell House Coffee Company; for the prior three years she was the General Manager of the Dinners and Enhancers Division of General Foods. Ms. Fudge also serves on the board of directors of AlliedSignal, Inc., an advanced systems and equipment manufacturer.

     PAUL E. TIERNEY, JR. -- Mr. Tierney, 54, was elected a Director of the Company in 1995. Mr. Tierney is a co-founder and principal of Development Capital, LLC, a private investment vehicle formed in 1996. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He is Chairman of the Board of Directors of TechnoServe, Inc., a not-for profit corporation, and also serves as a director of UAL Corporation, an air transportation company, C & B Publishing (UK), The Argentine Investment Fund, St. John's College, and D.C. United, a major league soccer team, and as a partner of International Venture Partners of Brazil.

DIRECTORS WHOSE TERMS EXPIRE IN 1998:

     LEE ABRAHAM -- Mr. Abraham, 69, was elected a Director of the Company in 1993. He served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing organization, from 1977 until his retirement in 1993. Mr. Abraham also serves on the board of directors of Galey & Lord, Inc., a manufacturer of woven fabrics; R. G. Barry Corp., a manufacturer of slippers; two mutual funds: Smith Barney Shearson Income Funds and Smith Barney Shearson Equity Funds; and Signet Group plc, a leading U.K.-based jewelry retailer.

     EILEEN H. BEDELL -- Ms. Bedell, 45, was elected a Director of the Company in March 1996. Since 1994, she has served as Vice President at Booz, Allen & Hamilton, Inc., a worldwide management consulting firm. From 1988 to 1994, she served as a Managing Director of Bankers Trust Company.

     KENNETH P. KOPELMAN -- Mr. Kopelman, 45, was elected a Director of the Company in October 1996. Mr. Kopelman has been a partner in the New York City law firm of Kramer, Levin, Naftalis & Frankel, corporate counsel to the Company, for more than 10 years. He had served as the Company's Corporate Secretary since 1989.

DIRECTORS WHOSE TERMS EXPIRE IN 1999:

     PAUL R. CHARRON -- Mr. Charron, 54, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President, a position he held until

October 1996, and Chief Executive Officer of the Company. In May 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served as Executive Vice President of VF Corporation, an apparel manufacturer, from 1993, and as a Group Vice President of VF Corporation from 1988 to 1993.

     J. JAMES GORDON -- Mr. Gordon, 66, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/importer of apparel fabrics. Mr. Gordon is also a director of Cornerstone Bank, a regional commercial bank.

     KAY KOPLOVITZ -- Ms. Koplovitz, 51, was elected a Director of the Company in 1992. Since 1980, she has served as Founder, Chairman and Chief Executive Officer of USA Networks, an international cable television programming company. Ms. Koplovitz also serves on the board of directors of General Re Corporation, a diversified reinsurance company, and Nabisco Holdings Corp., a food products company.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     The Board of Directors met twelve times during the 1996 fiscal year. During such year, each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he or she served. The Company's Board also acts from time to time by unanimous written consent in lieu of meetings.

     The Board of Directors has four standing committees, all of which are composed solely of non-management Directors of the Company: the Audit Committee, the Compensation Committee, the Committee on Directors and the Finance Committee.

     Audit Committee. This Committee recommends to the Board the independent public accountants to be engaged, reviews the audit plan and results of the auditing engagement with such accountants, reviews the independence and fees of, and approves non-audit services provided by, such accountants, and reviews with the accountants the overall internal accounting controls and other matters; it also meets with representatives of the Company's internal audit staff. The Committee, whose present members are Lee Abraham, Eileen H. Bedell, Ann M. Fudge, J. James Gordon, Kenneth P. Kopelman and Kay Koplovitz (chair), held two meetings during the 1996 fiscal year.

     Compensation Committee. This Committee determines the salaries and bonuses for the Chief Executive Officer and President, approves the general policies applicable to salaries and bonuses for the other executive officers, makes all award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee, whose present members are J. James Gordon (chair), Kay Koplovitz and Paul E. Tierney, Jr., held five meetings during the 1996 fiscal year.

     Committee on Directors. This Committee is responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as Directors of the Company and reviewing and advising the Board on issues of corporate governance and corporate responsibility, as well as directorship practices. The Committee, whose present members are Lee Abraham (chair), Ann M. Fudge and J. James Gordon, held four meetings during the 1996 fiscal year. The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

     Finance Committee. This Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures and proposed acquisition and divestiture matters. The Committee, whose present members are Lee Abraham and Paul E. Tierney, Jr. (chair), held seven meetings during the 1996 fiscal year.

     The Company currently pays its non-management Directors an annual retainer of $30,000, $15,000 of which is paid in shares of the Company's Common Stock as described below, plus $1,000 for each Board meeting and committee meeting attended. In addition, each committee chair receives an additional annual retainer of $3,000. Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company receive no fees or compensation for their services as Directors.

     The Company has, since 1991, paid a portion of each Director's annual retainer in shares of Common Stock pursuant to the stockholder-approved Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan. The Company's stockholders approved a variety of amendments to such Plan at last year's annual meeting of stockholders, including amendments providing for annual grants of options to Directors and the ability to defer Director fees (such Plan, as so amended, the "Outside Director Plan").

     Under the Outside Director Plan, each non-management Director having served as such for at least six months receives an annual award of shares of Common Stock having a value of $15,000 on the first business day of each fiscal year; newly elected non-management Directors receive such an award upon their election to the Board. The following awards of shares of Common Stock were made under the Outside Director Plan: 378 shares on December 30, 1996 to each of Mss. Bedell, Fudge and Koplovitz and Messrs. Abraham, Chazen, Gordon and Tierney, and 352 shares on October 30, 1996 (his date of election) to Mr. Kopelman (all such Directors, collectively, the "Outside Directors"). All shares awarded under the Outside Director Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board.

     The Outside Director Plan also provides for each non-management Director to receive a grant of options to purchase 1,000 shares of Common Stock on the first business day of each fiscal year of the Company. Non-management Directors as of May 16, 1996 also received such an option grant on such date, upon stockholder approval of the amendments to the Outside Director Plan. All options granted under such Plan carry terms substantially equivalent to options granted to Company employees under the stockholder-approved Liz Claiborne, Inc. 1992 Stock Incentive Plan, as amended (the "1992 Plan"): an exercise price equal to the market price on the grant date, a term of ten years, and a vesting schedule of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary, subject to earlier vesting on a change of control (as defined in the Outside Director Plan) or upon death or retirement from the Board after at least five years of service. During 1996, the following awards of options were made under the Outside Director Plan: options covering 1,000 shares on December 30 (at an exercise price of $39.625) to each of the Outside Directors; options covering 1,000 shares on May 16 (at an exercise price of $36.75) to each of the Outside Directors other than Mr. Kopelman and to Sherwin Kamin, who retired from the Board in October 1996; and options covering 1,000 shares on October 30 (at an exercise price of $42.875) to Mr. Kopelman.

     The Outside Director Plan further enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

     Effective May 16, 1996, upon his retirement as Chairman of the Board, the Company entered into a two-year consulting agreement with Mr. Chazen, providing for an annual fee of $400,000. During fiscal 1996, Mr. Chazen received $337,046 from the Company as compensation for services rendered as Chairman of the Board through May 16, 1996, and $246,154 as payment under his consulting agreement. In addition, the Company distributed to Mr. Chazen upon his retirement (i) $1,692,541, which had previously been credited to his account under the terms of an unfunded deferred compensation arrangement established for him in 1992, and
(ii) $617,183, which had previously been credited to his account under the Company's Supplemental Executive Retirement Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 1996, 1995 and 1994 fiscal years of the chief executive officer and the other four most highly compensated executive officers of the Company as of December 28, 1996 (the "Named Executive Officers").

                                                                          LONG TERM COMPENSATION
                                                                     ---------------------------------
                                                                              AWARDS
                                       ANNUAL COMPENSATION(1)        ------------------------
                                 -----------------------------------              SECURITIES   PAYOUTS
                                                          OTHER       RESTRICTED  UNDERLYING   -------
   NAME AND PRINCIPAL                                    ANNUAL         STOCK      OPTIONS/     LTIP       ALL OTHER
        POSITION         YEAR     SALARY    BONUS(2)  COMPENSATION      AWARDS    SARS(#)(3)   PAYOUTS  COMPENSATION(4)
------------------------ ----    --------- ------------------------- ------------ -----------  -------  ---------------
Paul R. Charron......... 1996    $ 894,200 $1,208,000    $  67,525(6)     --         50,000     --       $ 484,472
Chairman of the Board    1995    $ 681,700 $1,319,000    $ 244,835    $1,782,500(7)  30,000     --       $  65,564
  and
Chief Executive Officer  1994(5) $ 369,200 $  300,000    $ 610,111    $2,040,000(8)  55,000     --       $  42,684
------------------------------------------------------------------------------------------------------------------
Denise V. Seegal........ 1996(5) $  96,800 $  680,000    $ 218,750(9) $  437,500(10) 35,000     --       $   8,225
President                1995       --         --           --             --          --       --          --
                         1994       --         --           --             --          --       --          --
------------------------------------------------------------------------------------------------------------------
Samuel M. Miller........ 1996    $ 343,800 $  220,000       --             --         8,000     --       $  35,977
Senior Vice President--  1995    $ 318,300 $  210,000       --        $  465,000(7)   7,500     --       $  33,586
Finance and Chief        1994    $ 306,700 $  130,000       --             --        18,000     --       $  33,910
Financial Officer
------------------------------------------------------------------------------------------------------------------
Robert J. Zane.......... 1996    $ 288,900 $  175,000       --        $  330,000(7)   5,625     --       $  21,786
Senior Vice President -- 1995(5) $  82,200 $   50,000       --             --         9,375     --          --
Manufacturing and        1994       --         --           --             --          --       --          --
Sourcing
------------------------------------------------------------------------------------------------------------------
John R. Thompson........ 1996    $ 279,200 $  175,000       --             --         8,000     --       $  25,694
Senior Vice President--  1995(5) $ 220,000 $  175,000    $ 127,112    $  445,625(7)  17,000     --       $  20,258
Service, Systems and     1994       --         --           --             --          --       --          --
Reengineering and Chief
Information Officer
------------------------------------------------------------------------------------------------------------------

---------------
 (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Mr. Charron and Ms. Seegal for fiscal 1996 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

 (2) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").

 (3) For fiscal 1996, 1995 and 1994 includes options granted on January 9, 1997, January 11, 1996 and January 3, 1995, respectively, under the 1992 Plan. For Mr. Charron, fiscal 1996 includes options covering 10,000 shares subject to a special vesting condition. For Ms. Seegal also includes options granted on October 24, 1996 pursuant to her employment agreement. See "Option Grants Table for Fiscal 1996" below.

 (4) For fiscal 1996 includes for each of the Named Executive Officers other than Ms. Seegal and Mr. Zane (a) $9,000 contributed under the Company's Profit-Sharing Retirement Plan; and (b) $3,750 contributed as matching contributions under the Company's Savings Plan. For fiscal 1996 includes for each of the Named Executive Officers other than Ms. Seegal the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Charron - $9,197; Mr. Miller - $6,757; Mr. Zane - $5,962; and Mr.
     Thompson - $1,959. For fiscal 1996 includes for Mr. Zane $4,016 contributed under the Company's Profit-Sharing Plan. For fiscal 1996 includes for each of the Named Executive Officers amounts accrued under an unfunded Supplemental Executive Retirement Plan with respect to services rendered during fiscal 1996, as follows: Mr. Charron - $63,259; Ms. Seegal - $8,225; Mr. Miller - $16,470; Mr. Zane - $11,808; and Mr. Thompson - $10,985. For fiscal 1996 includes for Mr. Charron (a) $347,850 accrued as of December 31, 1995 under an unfunded deferred compensation plan established in 1996 and (b) $51,416 representing above-market earnings on such accrued amount, as calculated pursuant to the terms of such plan. See "Employment Arrangements -- Employment Agreement with Paul R. Charron" below.

 (5) Reflects a partial year, including any guaranteed bonus payments.

 (6) Includes (a) $25,635 representing reimbursement of certain transportation expenses; and (b) $21,972 representing reimbursement of certain tax obligations as provided for pursuant to Mr. Charron's employment agreement.

 (7) Represents the value (based on the closing price of the Common Stock on (i) June 20, 1995, the date of grant for Messrs. Charron, Miller and Thompson, and (ii) December 29, 1995, the last trading day preceding the date of grant, January 1, 1996, for Mr. Zane) of the following shares of restricted stock issued under the 1992 Plan pursuant to the Company's Career Share Program ("Career Shares"): Mr. Charron - 92,000 Career Shares; Mr.
     Miller - 24,000 Career Shares; Mr. Zane - 12,000 Career Shares; and Mr. Thompson - 23,000 Career Shares. See the Compensation Committee Report below. Career Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service, and vest on December 20, 2004; vesting may be accelerated if and to the extent the cumulative total return to the Company's stockholders exceeds the total stockholder returns achieved by a group of peer companies, such comparison to be made for each of three consecutive three-year performance periods, with the first performance period commencing January 1, 1995. Prior to vesting, dividends on Career Shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 28, 1996, all such Career Shares remained restricted, with a value (based on the closing price of the Common Stock on December 27, 1996) as follows: Mr. Charron - $3,645,500; Mr. Miller - $951,000; Mr. Zane - $475,500; and Mr. Thompson - $911,375.

 (8) Represents the value (based on the closing price of the Common Stock on May 9, 1994, the date of grant) of 85,000 restricted shares issued under the 1992 Plan pursuant to Mr. Charron's employment agreement. Pursuant to such employment agreement, (a) 10,000 restricted shares vested on the last day of each of the Company's 1994 and 1995 fiscal years, (b) one-third of the balance of the restricted shares (or 21,665 shares) vested on October 31, 1996, in accordance with the accelerated vesting provisions of the agreement, as the average closing price per share of the Company's Common Stock equalled or exceeded the predetermined level of $36 for such day and the preceding consecutive 74 trading days, and (c) 6,667 restricted shares vested on the last day of the Company's 1996 fiscal year. The remaining restricted shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service, and vest on the last day of each of the Company's fiscal years 1997 through 2000 at the rate of 6,667 shares per year, with 10,000 shares vesting on the last day of fiscal 2001; vesting may be accelerated if the market value of the Common Stock attains a certain predetermined level and upon a change of control (as defined in Mr. Charron's employment agreement). Prior to vesting, dividends on such restricted shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 28, 1996, 36,668 of such shares remained restricted, with a value (based on the closing price of the Common Stock on December 27, 1996) of $1,452,970.

 (9) Represents the value (based on the closing price of the Common Stock on October 24, 1996, the date of grant) of 5,000 unrestricted shares of Common Stock issued under the 1992 Plan pursuant to Ms. Seegal's employment agreement.

(10) Represents the value (based on the closing price of the Common Stock on October 24, 1996, the date of grant) of 10,000 restricted shares issued under the 1992 Plan pursuant to Ms. Seegal's employment agreement. These shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service, and vest on the last day of each of the Company's 1997 and 1998 fiscal years at the rate of 5,000 shares per year. Prior to vesting, dividends on such restricted shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 28, 1996, all of such 10,000 shares remained restricted, with a value (based on the closing price of the Common Stock on December 27, 1996) of $396,250.

OPTION GRANTS TABLE FOR FISCAL 1996

     The following table sets forth additional information concerning stock option grants made during fiscal 1996 to the Named Executive Officers. For purposes of the table, grants made on January 9, 1997 are treated as having been made during fiscal 1996 and grants made on January 11, 1996 are treated as having been made during fiscal 1995; these grants are also so reflected in the Summary Compensation Table. In addition, in accordance with SEC disclosure rules, the hypothetical gains, or "option spreads", for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the 1992 Plan. The Company has not granted any stock appreciation rights.

                                                                                  POTENTIAL REALIZABLE VALUE
                                       INDIVIDUAL GRANTS(1)                                   AT
                     --------------------------------------------------------      ASSUMED ANNUAL RATES OF
                     NUMBER OF                                                           STOCK PRICE
                     SECURITIES                                                    APPRECIATION FOR OPTION
                     UNDERLYING   % OF TOTAL OPTIONS   EXERCISE                            TERM(2)
                      OPTIONS    GRANTED TO EMPLOYEES    PRICE     EXPIRATION     --------------------------
        NAME         GRANTED(#)   IN FISCAL 1996(3)    ($/SHARE)      DATE          5%($)           10%($)
-------------------- ----------  --------------------  ---------   ----------     ----------      ----------
Paul R. Charron.....   50,000(4)         6.11%          $ 38.75        1/9/07     $1,218,500      $3,088,000
------------------------------------------------------------------------------------------------------------
Denise V. Seegal....   20,000            2.44%          $ 43.75      10/24/06     $  550,200      $1,394,600
                       15,000            1.83%          $ 38.75        1/9/07     $  365,550      $  926,400
------------------------------------------------------------------------------------------------------------
Samuel M. Miller....    8,000            0.98%          $ 38.75        1/9/07     $  194,960      $  494,080
------------------------------------------------------------------------------------------------------------
John R. Thompson....    8,000            0.98%          $ 38.75        1/9/07     $  194,960      $  494,080
------------------------------------------------------------------------------------------------------------
Robert J. Zane......    5,625            0.69%          $ 38.75        1/9/07     $  137,801      $  347,400
------------------------------------------------------------------------------------------------------------

---------------
(1) Except as set forth in footnote (4) below, options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change of control. A "change of control" occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(2) Assumes that the stock price on the relevant grant date ($38.75 on January 9, 1997 and $43.75 on October 24, 1996) has grown, as indicated, at (a) 5% per annum over the term of the option to $63.12 and $71.26, respectively, or
    (b) at 10% per annum over the term of the option to $100.51 and $113.48, respectively.

(3) During fiscal 1996, the Company granted to 682 employees options to purchase an aggregate of 818,385 shares. All grants were made at exercise prices equal to the market price on the grant date.

(4) Includes options covering 10,000 shares which vest only if Mr. Charron is employed full-time as Chairman of the Board ("Chairman") and Chief Executive Officer of the Company on December 28, 2002 (unless his employment is terminated before such time by reason of death, disability or a change of control).

AGGREGATED OPTION EXERCISES IN FISCAL 1996
AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1996 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                 OPTIONS AT 12/28/96             AT 12/28/96(1)
                            NUMBER OF SHARES       VALUE     ---------------------------   ---------------------------
          NAME            ACQUIRED BY EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE(2) EXERCISABLE  UNEXERCISABLE(2)
------------------------- --------------------  -----------  -----------   -------------   -----------   -------------
Paul R. Charron..........            --                --       15,830        119,170       $ 298,906     $ 1,192,969
------------------------------------------------------------------------------------------------------------------
Denise V. Seegal.........            --                --          -0-         35,000       $     -0-     $    13,125
------------------------------------------------------------------------------------------------------------------
Samuel M. Miller.........         4,546           $17,466       10,532         85,268       $ 159,357     $   498,268
------------------------------------------------------------------------------------------------------------------
John R. Thompson.........            --                --        2,500         22,500       $  57,813     $   269,688
------------------------------------------------------------------------------------------------------------------
Robert J. Zane...........            --                --        1,875         13,125       $  30,703     $   120,938
------------------------------------------------------------------------------------------------------------------

---------------
(1) Options are "in-the-money" as of December 28, 1996 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 27, 1996) exceeded the exercise price of such options.

(2) Includes grants made on January 9, 1997.

EMPLOYMENT ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH PAUL R. CHARRON. The Company has an employment agreement with Paul R. Charron, which expires on April 30, 1998, with automatic one year renewal terms. Such agreement was amended with effect from Mr. Charron's election to the additional position of Chairman in May 1996 to provide for a minimum annual base salary of $1,000,000, an annual target bonus commencing in the 1997 fiscal year equal to 75% of base salary, and the annual grant of options covering 50,000 shares of Common Stock, 10,000 of which are subject to a special vesting condition. See "Option Grants Table for Fiscal 1996." The agreement also provides that if his employment is terminated either by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall receive a severance payment of $1,750,000; provided that in the event he terminates his employment after a change of control (as defined in his agreement), such severance payment shall be $2,250,000.

     As part of the amendments to his employment agreement, the Company established an arrangement to provide Mr. Charron with certain deferred compensation (the "Accumulation Plan"). Under the Accumulation Plan, the Company has established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. Upon cessation for any reason of Mr. Charron's full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings thereon.

     As of December 31, 1995 (the first day of the Company's 1996 fiscal year) and as of the first day of each of the subsequent five fiscal years, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron's base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. The Retirement Income Account becomes fully vested on December 28, 2002, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting is accelerated upon death, disability or termination in connection with a change of control (as defined in the Accumulation Plan). As of December 29, 1996 (the first day of the Company's 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron's base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement). As of December 28, 1996 (the last day of the Company's 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. For the 1996-2001 fiscal years, the imputed earnings rate is the greater of (i) the Company's after-tax rate of return on average capital (as defined in the Accumulation Plan) for such fiscal year and (ii) the Federal mid-term rate at the first day of such year. After the 2001 fiscal year, or earlier if Mr. Charron's employment terminates prior to December 30, 2001, the imputed earnings will be the Federal mid-term rate at the first day of the fiscal year.

     In September 1996, Mr. Charron repaid a $250,000 loan previously advanced by the Company under the terms of his employment agreement to assist him in purchasing his principal residence.

     EMPLOYMENT AGREEMENT WITH DENISE V. SEEGAL. The Company entered into an employment agreement with Denise V. Seegal, the Company's President, in September 1996. Such agreement expires on September 30, 1999 and provides for a minimum base salary of $680,000, plus bonus. As provided in such employment agreement, the Company paid Ms. Seegal a bonus of $680,000 for fiscal 1996, and issued to Ms. Seegal (i) 5,000 unrestricted shares of Common Stock, (ii) 10,000 restricted shares of Common Stock (which vest on the last day of the Company's 1997 and 1998 fiscal years at the rate of 5,000 shares per year) and (iii) options covering 20,000 shares of Common Stock. The agreement also provides that if her employment is terminated either by the Company other than for cause or by her for certain specified reasons, Ms. Seegal will be entitled to continue to receive her base salary under such agreement through August 30, 1999, but not less than $1 million.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is composed of three independent, disinterested Directors who meet the test for independence under the Company's stockholder-approved sec.162(m) Cash Bonus Plan (the "sec.162(m) Plan"). The Committee (i) determines the salaries for the Chairman/Chief Executive Officer ("CEO") and the President, (ii) administers the sec.162(m) Plan, including the determination of bonuses for participants thereunder, (iii) approves the general policies applicable to salaries and bonuses for the other executive officers and reviews and acts on bonuses for those officers, (iv) makes all award decisions regarding equity-based compensation to executive officers and other employees under the Company's stockholder-approved 1992 Stock Incentive Plan, as amended (the "1992 Plan"), and (v) makes recommendations to the full Board and senior management with respect to the adoption and administration of Company compensation programs.

     OVERVIEW. During 1995, the Committee, assisted by an executive compensation consulting firm, performed a wide ranging review of Company compensation programs which culminated in the Board's adoption of a new executive compensation program (the "Program") effective for fiscal years commencing with 1995. During 1996, the Committee sought to continue the "pay for performance" approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured principally by annual business unit results) with rewards based on long-term performance (measured principally by stock price appreciation over time).

     The Program components are base salary, an annual incentive bonus, and long-term incentives encompassing stock option grants and restricted stock grants to certain senior executives. Base pay is generally set within a range comparable to the competitive median, while the annual incentive bonus (if targets are achieved) and long-term incentive components provide performance-based opportunities which may result in rewards significantly higher than the competitive median.

     The annual incentive cash bonus plan applies to all salaried employees (except participants in the sec.162(m) Plan) and emphasizes the annual achievement of objectively measurable goals. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a majority of the annual bonus amount is determined on the performance of the operating divisions served and overall corporate performance. The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through stock options) and, through the Career Shares, a relative-to-industry peer group standard.

1996 COMPENSATION

     CASH COMPENSATION. Salary. Salary adjustments are typically made annually, under the same increase guideline that applies to all salaried employees. The guideline for 1996 was 3.5%; this level has been adopted for 1997 as well.

     Incentive Cash Bonuses. sec.162(m) Plan. Mr. Charron was the sole participant in the sec.162(m) Plan in 1996. As required pursuant to the Internal Revenue Code (the "Code") and the sec.162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 1996, the Committee established under the Plan two objective earnings-based goals, relating to improvements in earnings per share and in return on capital employed in operations. The Committee also set in advance the maximum bonus payable based on the Company's levels of achievement as against these goals. In addition, the Committee established a number of individual goals; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. (The Committee further retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.)

     The terms of the sec.162(m) Plan provide that the maximum bonus payable to any Plan participant in respect of any fiscal year shall not exceed $1.5 million. Although the Committee intends to continue to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by sec.162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee retain the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under sec.162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee has expressly retained that right. The Committee has designated Mr. Charron and Ms. Seegal as the only participants in the Plan for fiscal 1997.

     Cash Incentive Bonus Plan. Under the cash incentive bonus plan, all salaried employees, including the three participating Named Executive Officers, were eligible to receive a bonus for 1996 based upon (i) where applicable, the achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations; and (ii) a combination of growth in earnings per share and return on invested capital as measured against pre-established targets. During 1996, business unit performance against target resulted in payouts under the divisional component of the bonus program ranging from zero to 200% of divisional target bonus amounts. The performance goals set for the three departments for which the three participating Named Executive Officers had responsibilities for 1996 were significantly exceeded, and, as a result, significant bonus awards were earned by them under the departmental component of the bonus program. The corporate performance goals set for 1996 were also exceeded by a significant margin, and, as a result, significant bonus awards were earned under the corporate component of the bonus program. The 1996 bonus awards to the three participating Named Executive Officers were also influenced by the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account, with regard to the other executive officers, the evaluations of the CEO).

     SHARE COMPENSATION. The Company provides equity-based compensation to its executives under its stock option program and Career Share plan, administered by the Committee under the 1992 Plan.

     Career Shares. The Company has awarded an aggregate of 459,500 shares of restricted stock ("Career Shares") to a group of senior Company executives. The near-term incentive value of Career Shares derives in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group ("Peer Group") comprised of 31 public company competitors selected by the Committee in 1995 from within the apparel, retail and related fields (see "Performance Graph" below). Career Shares are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, and will not vest until December 20, 2004, unless certain performance targets are reached. Thus, Career Shares may vest at the end of any three-year performance period ending on the third, sixth or ninth anniversaries of the start of the initial performance period if the Company's total stockholder return (share price appreciation plus reinvestment of any dividends; "TSR") for the prior three-year performance period ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group, as follows: at the 50th percentile: 50% vesting; at or above the 75th percentile: full vesting; between the 50th and 75th percentiles: proportional vesting. If the Company's

TSR does not attain the 50th percentile, the Career Shares remain unvested and a new three-year performance period begins. Vested Career Shares may not be sold or transferred (other than to pay related taxes) unless the participant continues to own, directly or indirectly, Company shares having a value equal to annual base salary. Career Share vesting will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market. The Company's TSR through the first 27 months of the initial three-year performance period ranked in excess of the 75th percentile of the TSR of the Peer Group companies.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. In January 1997, concurrent with the annual grant to employees, the Committee granted options to all executive officers at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 1996" above. These options vest at the rate of 25% on each of the first and second anniversaries of the grant date with the remaining 50% vesting on the third anniversary, and carry a 10-year term. Individual grants (other than for the CEO) are recommended by the CEO and approved by the Committee.

     CEO COMPENSATION. Last year the Committee reported that it was working on a variety of amendments to Mr. Charron's employment arrangements. This process was undertaken in light of Mr. Charron's elevation to the additional position of Chairman and the Board's strong desire to assure that Mr. Charron would continue to be available to serve as the Company's Chairman and CEO for an extended period to carry forward long-range strategies and meet future objectives and challenges as they arise. In this process, the Committee was keenly aware of Mr. Charron's personal leadership role in improving Company operating performance and developing and implementing its strategic plan. Of necessity, the Committee also took into account compensation at other major corporations and the entrepreneurial and other opportunities which might be available to Mr. Charron in the absence of a new, long-term arrangement providing highly competitive levels of current compensation and significant performance incentives.

     Against this background, the Committee, assisted by an executive compensation consulting firm, developed, and the full Board approved, the multi-year arrangements with Mr. Charron described under "Employment Arrangements -- Employment Agreement with Paul R. Charron" above. The compensation elements retain the structure of a competitive salary coupled with annual and long-term incentives which may result in rewards significantly higher than the competitive median. Of particular significance to the Committee are the long-term performance-based elements built into the stock option and deferred income components. Moreover, Mr. Charron's realization of many of the benefits under these new arrangements are contingent on his continuing to serve as Chairman and CEO of the Company, at the pleasure of the Board, through the end of fiscal 2002.

     The 1996 corporate performance targets set under the sec.162(m) Plan were exceeded by a significant margin. Earnings per share increased from $1.69 to $2.15, or 27%, and return on invested capital increased from 29.1% to 42.6%, or an increase of 46%. Moreover, the Committee determined that Mr. Charron had fulfilled his individual goals (which included the development and launch of marketing initiatives, the implementation of sourcing strategies to increase responsiveness and reduce cost, continued upgrading of management capabilities and structure, and continued progress on reengineering initiatives) set under the Plan. Accordingly, the Committee awarded Mr. Charron the maximum cash bonus permitted under its pre-determined sec.162(m) Plan formula, equal to $1.208 million.

                                          J. JAMES GORDON (Chair)
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index ("S&P 500 Index"), and an index comprised of the following (the "Peer Group"): AnnTaylor Stores Corporation; Benetton Group; Bernard Chaus, Inc.; Charming Shoppes, Inc.; Chic by H.I.S., Inc.; Cintas Corporation; Cygne Designs, Inc.; Farah Incorporated; Fruit of the Loom, Inc.; The Gap, Inc.; Haggar Corp.; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Liz Claiborne, Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Oshkosh B'Gosh, Inc.; Oxford Industries, Inc.; Petrie Stores Corporation; Philips-Van Heusen Corporation; Russell Corporation; Salant Corporation; Spiegel, Inc.; Starter Corporation; The Talbots, Inc.; Tommy Hilfiger Corporation; Tultex Corporation; VF Corporation; The Warnaco Group, Inc.; and Woolworth Corporation.

     The Peer Group is comprised of the same companies that comprise the Peer Group selected by the Compensation Committee in 1995 to gauge the Company's relative performance on a total stockholder return basis under the Company's Career Share program. See the Compensation Committee Report above.

     In accordance with SEC disclosure rules, the measurements are indexed to a value of $100 at December 28, 1991 (the last trading day before the beginning of the Company's 1992 fiscal year) and assume that all dividends were reinvested.

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          LIZ CLAIBORNE INC.    S&P 500 INDEX       PEER GROUP #2
1991                                   $ 100.00            $ 100.00            $ 100.00
1992                                      99.52              107.62              105.36
1993                                      54.95              118.46               94.01
1994                                      42.13              120.03               83.57
1995                                      69.66              165.13               88.05
1996                                      99.07              203.05              111.10

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns, as of March 4, 1997, more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                       PERCENTAGE
                                                                                           OF
                                                             AMOUNT AND NATURE OF     OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     COMMON STOCK
-----------------------------------------------------------  --------------------     ------------
FMR Corp...................................................        4,806,610(1)           6.79%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
  82 Devonshire Street
  Boston, MA 02109
Chancellor LGT Asset Management, Inc.......................        3,786,976(2)           5.35%
Chancellor LGT Trust Company
LGT Asset Management, Inc.
  1166 Avenue of the Americas
  New York, NY 10036
Invesco PLC................................................        3,592,100(3)           5.07%
  11 Devonshire Square
  London EC2M 4YR
  England

---------------
(1) Based upon information as of December 31, 1996 contained in a Schedule 13G dated February 14, 1997 filed with the SEC by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13G, Mr. Johnson is Chairman of FMR and owns 12% of the outstanding voting stock of FMR. Ms. Johnson is a Director of FMR and owns 24.5% of the outstanding voting stock of FMR. The Johnson family group and trusts for the benefit of Johnson family members, through their ownership of voting common stock and the execution of a shareholders' voting agreement, may form a controlling group with respect to FMR. According to the Schedule 13G, the shares of Common Stock listed include (i) 4,624,035 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 81,675 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for certain institutional accounts; and (iii) 100,900 shares beneficially owned by Fidelity International Limited, a Bermudian joint stock company which acts as an investment advisor to various investment companies and institutional investors ("FIL"). According to the
    Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR have sole voting and dispositive power over the shares beneficially owned by FMT. According to the Schedule 13G, FIL operates as an entity independent of FMR and Fidelity. A partnership controlled by Mr. Johnson and members of his family own 47.22% of the total votes which may be cast by all holders of FIL voting stock. Mr. Johnson is the Chairman of FIL. According to the Schedule 13G, investment decisions of FIL are generally made independently of FMR, and FMR and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, and that the shares held by FIL were included in the Schedule 13G on a voluntary basis. FIL has sole power to vote and dispose of the shares of Common Stock beneficially owned by it.

(2) Based upon information as of December 31, 1996 contained in Schedule 13G dated February 7, 1997 filed with the SEC by Chancellor LGT Asset Management, Inc. ("Chancellor Asset"), an investment advisor, Chancellor LGT Trust Company ("Chancellor Trust"), an investment manager and wholly owned subsidiary of Chancellor Asset, and LGT Asset Management, Inc. ("LGT"), parent holding company for Chancellor Asset. Chancellor Asset and Chancellor Trust, as investment advisors for various fiduciary accounts, have sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition, of all of the shares listed. Chancellor Asset is a wholly owned subsidiary of LGT. LGT is an indirect, wholly owned subsidiary of Liechtenstein Global Trust, AG, which has numerous worldwide affiliates and is controlled by the Prince of Liechtenstein Foundation, a parent organization for the various business enterprises of the Princely Family of Liechtenstein.

(3) Based upon information as of December 31, 1996 contained in an Amendment to
    Schedule 13G dated February 12, 1997 filed with the SEC by Invesco PLC, a parent holding company ("Invesco") and certain of its subsidiaries. According to the amended Schedule 13G, Invesco, a company organized under the laws of England, has shared voting and dispositive power with respect to the shares which are held on behalf of persons (none of whom holds in excess of 5% of the Company's Common Stock) who have the right to receive dividends from, or the proceeds from the sale of, such securities.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 4, 1997, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Named Executive Officers, and by all executive officers and Directors of the Company as a group.

                                                                  AMOUNT AND NATURE OF       PERCENT OF
                  NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)       CLASS(2)
-------------------------------------------------------------   ------------------------     ----------
Paul R. Charron(3)...........................................             211,291                  *
Lee Abraham(4)...............................................               4,987                  *
Eileen H. Bedell.............................................                 378                  *
Jerome A. Chazen(5)..........................................           2,017,556               2.85%
Ann M. Fudge.................................................               1,972                  *
J. James Gordon..............................................               2,088                  *
Kenneth P. Kopelman..........................................                 352                  *
Kay Koplovitz................................................               1,629                  *
Paul E. Tierney, Jr..........................................              15,360                  *
Denise V. Seegal(6)..........................................              15,000                  *
Samuel M. Miller(7)..........................................              43,953                  *
John R. Thompson(8)..........................................              30,750                  *
Robert J. Zane(9)............................................              15,343                  *
All executive officers and Directors as a group (14
  persons)(10)...............................................           2,386,851               3.36%

---------------
 * Less than 1%

 (1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them.

 (2) Based on 70,785,884 shares outstanding as of March 4, 1997, except as otherwise indicated.

 (3) Includes 36,668 restricted shares issued pursuant to Mr. Charron's employment agreement under the 1992 Plan, which vest on the last day of each of fiscal 1997 through 2000 at the rate of 6,667 shares per year, with 10,000 shares vesting on the last day of fiscal 2001, subject to accelerated vesting in certain events. Also includes 30,830 shares issuable upon the exercise of currently exercisable stock options under the Company's stock option plans and 92,000 restricted Career Shares.

 (4) Includes 220 shares owned by Mr. Abraham's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

 (5) Includes (a) 255,968 shares as to which Mr. Chazen, as trustee, has shared voting and investment power, and (b) 340,808 shares held in a grantor retainer annuity trust over which Mr. Chazen's wife serves as sole trustee, and 40,000 shares owned by Mr. Chazen's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

 (6) Includes 10,000 restricted shares issued pursuant to Ms. Seegal's employment agreement under the 1992 Plan, which vest in equal installments on the last day of each of fiscal 1997 and 1998.

 (7) Includes 16,907 shares issuable upon the exercise of currently exercisable stock options under the Company's stock option plans and 24,000 restricted Career Shares.

 (8) Includes 6,750 shares issuable upon the exercise of currently exercisable stock options under the Company's stock option plans and 23,000 restricted Career Shares.

 (9) Includes 2,343 shares issuable upon the exercise of currently exercisable stock options under the Company's stock option plans and 12,000 restricted Career Shares.

(10) Includes 69,595 shares issuable upon the exercise of currently exercisable stock options under the Company's stock option plans (the percentage is calculated based on the number of shares which would be outstanding following the exercise of such options), 210,668 restricted shares issued under the 1992 Plan and 152 shares held under the Company's Savings Plan.

                PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has retained Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended December 28, 1996, as the Company's independent public accountants for the fiscal year ending January 3, 1998.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

VOTING ON PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 3, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than November 28, 1997 in order to be included in the Company's proxy statement relating to that meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with, except that one transaction was inadvertently reported late by Mr. Jerome A. Chazen, a Director of the Company.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                       MANNER AND EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, the Company's officers, directors and other employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Independent inspectors of election will be appointed to inspect all stockholder proxies and ballots and to tabulate quorum and voting information.

                                            By Order of the Board of Directors
                                                 ROBERTA SCHUHALTER KARP
                                           Vice President - Corporate Affairs,
                                              General Counsel and Secretary
New York, New York
March 28, 1997

                              LIZ CLAIBORNE LOGO

COMMAND FINANCIAL PRESS CORP.-- NEW YORK  (212) 274-0070       6727 PROXY, 1
REV 09.0  16:42 03/26/96    IR
LIZ CLAIBORNE, INC.-- PROXY CARD  (FIRST CHICAGO/REGULAR)
--------------------------------------------------------------------------------


                              LIZ CLAIBORNE, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 1997

           The undersigned hereby appoints PAUL R. CHARRON and DENISE V SEEGAL, and each of them, as proxies, with full power of substitution,
P to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be
R held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 15, 1997 at 10:00 a.m.,
O prevailing local time, and at any adjournments thereof, as set forth on the reverse side hereof.
X
             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ
Y CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. TO FOLLOW THE BOARD
         OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.


                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.


                   (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



                         ANNUAL MEETING OF STOCKHOLDERS
                                 LIZ CLAIBORNE

                                  MAY 15, 1997
                                   10:00 A.M.

                             OFFICES OF THE COMPANY
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ======================

               PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

COMMAND FINANCIAL PRESS CORP.-- NEW YORK  (212) 274-0070       6727 PROXY, 2
REV 09.0  16:42 03/26/96    IR
LIZ CLAIBORNE, INC.-- PROXY CARD  (FIRST CHICAGO/REGULAR)
--------------------------------------------------------------------------------
/X/ PLEASE MARK YOUR                                                   3693
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees named herein and FOR Proposal 2.
--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR all nominees
                             and FOR Proposal 2.
--------------------------------------------------------------------------------

1.   Election           FOR     WITHHELD
     of Directors.     /  /       /  /         NOMINEES            TERM EXPIRING
                                               Ann M. Fudge            2000
                                               Paul E. Tierney, Jr.    2000


FOR, except vote withheld from the following nominee(s):

---------------------------------------------------------

2. Ratification of Arthur Andersen
   LLP as independent public                    /  /       /  /       /  /
   accountants.

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.
--------------------------------------------------------------------------------
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1997 Annual Meeting.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURE(S)                                               DATE



--------------------------------------------------------------------------------


                       DIRECTIONS TO LIZ CLAIBORNE, INC.
                            NORTH BERGEN, NEW JERSEY


DIRECTIONS FROM MANHATTAN

FROM LINCOLN TUNNEL

From Lincoln Tunnel, follow signs to Route 495. Proceed on Route 495 and follow sign to Route 3 West, Secaucus, to Secaucus Service Road (local lane). Exit at North Bergen (just after Tops' Appliance) which brings you to Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue, and take the jug handle turn on the right
(just after Space Station Storage). Follow jug handle turn around proceeding straight through the traffic light, which will put you on West Side
Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM THE GEORGE WASHINGTON BRIDGE

From the George Washington Bridge, take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue, and take jug handle turn on the right (just after Space Station Storage). Follow the jug handle turn around proceeding straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into Liz Claiborne, Inc.

DIRECTIONS FROM NEW JERSEY

FROM NEW JERSEY TURNPIKE NORTH

Take the New Jersey turnpike North to exit 16E. At 16E, use middle toll booths to exit (sign over toll booth reads "NJ 3 Secaucus"). After toll booth, follow sign to Secaucus. At 1st traffic light, turn right onto Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue, and take the jug handle turn to the right (just after Space Station Storage). Follow jug handle turn around proceeding straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM NEW JERSEY TURNPIKE SOUTH

Take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue, and take jug handle turn on the right (just after Space Station Storage). Follow jug handle turn around proceeding straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into Liz Claiborne, Inc.

FROM ROUTE 3 EAST

Take Route 3 East to Secaucus Service Road (local lane), exit at North Bergen. The exit will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right, following the sign to West Side Avenue, and take the jug handle turn on the right (just after Space Station Storage). Follow the jug handle turn around proceeding straight through the traffic light, which will put you on West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the first traffic light, into Liz Claiborne, Inc.

FROM ROUTE 3 WEST

Take Route 3 West, bear to right and take the Secaucus Service Road. Follow sign to North Bergen (at Tops' Appliance). This will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right, following the sign to West Side Avenue, and take the jug handle turn on the right (just after Space Station Storage). Follow the jug handle turn around proceeding straight through the traffic light, which will put you on West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the 1st traffic light, into Liz Claiborne, Inc.

FROM ROUTE 80

When Route 80 ends, follow signs to Route 95 South. Take Route 95 South to the New Jersey Turnpike (then follow directions as shown under "FROM THE GEORGE WASHINGTON BRIDGE").